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                                                                Exhibit 99.1
                                                                ------------

                          Golden Books Family Entertainment

FOR IMMEDIATE RELEASE
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Contact:   Lisa Gubernick                                   Lisa Kitei
           Corporate Communications                         Communications
           Golden Books Family Entertainment                Disney Publishing
           (212) 547-6796                                   (212) 633-4495



                  GOLDEN BOOKS RECEIVES NEW LICENSE FROM DISNEY

                            -----------------------


            NEW YORK, September 30, 1997 -- Golden Books Family Entertainment (NASDAQ:GBFE) today announced that its Children's Publishing Group has signed a new license agreement with Disney Book Publishing, Inc., a subsidiary of The Walt Disney Company (NYSE:DIS). The new license begins October 1, 1997, and runs through December 31, 2001, and can be extended under certain conditions for an additional year through December 31, 2002. Financial terms were not disclosed. As part of the deal, Disney will receive warrants to purchase 1.1 million shares of GBFE common stock at an undisclosed price.

            The book formats covered under the license include: coloring books, activity books, Little Golden Books, First Little Golden Books, Look-Look Books, Super Shape Books and Sturdy Shape Books. New formats approved by Disney will also be covered under this agreement. Properties covered under the new agreement include Disney classic characters as well as characters from major new Disney-branded films released during the term of the agreement.

            "We are pleased to be extending and expanding Golden Books' long-term relationship with the world's premier creator and developer of timeless characters," said Willa Perlman, President and Publisher, Golden Books Children's Publishing Group. "We are well on our way to restoring Golden Books to its historic leadership in children's publishing and building an integrated family entertainment company."

            Said Bob Miller, Vice President and Group Publisher of Disney Book Publishing, "We're pleased to be continuing our relationship with Golden Books. We've had 65 great years with Golden and we look forward to many more."

            "Golden Books began its association with Disney in 1933, licensing Mickey Mouse for Big Little Books. Over the years, our relationship with Disney has grown to include a broad range of formats and characters," said Patty Sullivan, Executive Vice President and Publisher, Golden Books Children's

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Publishing Group. "With this agreement, we will expand and enhance our Disney character-based books. We share Disney's commitment to producing enriching family entertainment."

            Said Lisa Holton, Vice President and Publisher of Disney's Juvenile Book Publishing Group, "Disney is committed to creating innovative, exciting, and accessible books for children and we look forward to sharing our vision with Golden Books."

            Golden Books Family Entertainment, Inc., is the leading children's book publisher in North America. The Company owns one of the world's largest libraries of family entertainment copyrights and creates, publishes and markets entertainment products for children and families through all media.

            Disney Book Publishing publishes books under several labels, including Hyperion, which publishes adult fiction and non-fiction hardcover and paperback books; Hyperion Books for Children, which publishes quality children's books by leading authors and illustrators in hardcover and paperback; Disney Press which publishes quality gift hardcover and paperback books; Mouse Works and Fun Works, which publish high-value children's books for the mass market, and also includes Licensed Publishing, and Creative Development.


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